EXHIBIT 10.1


                             SEPARATION AGREEMENT
                             --------------------

      This SEPARATION AGREEMENT (this "Agreement") is made and entered into as of September 26, 2003 (the "Effective Date") by and between Sport Supply Group, Inc., a Delaware corporation and its subsidiaries (collectively, "SSG"), Emerson Radio Corp., a Delaware corporation and its subsidiaries (collectively "Emerson"; SSG and Emerson are collectively referred to as the "Company") and John P. Walker ("Walker").

      WHEREAS, except as otherwise set forth herein, SSG and Walker desire to terminate their relationship as employer and employee, respectively, and enter into this Agreement.

      WHEREAS, except as otherwise set forth herein, Emerson and Walker desire to terminate their relationship, whereby Walker is an officer and/or director of Emerson and various of its subsidiaries, and enter into this Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Walker agree as follows:

 1. Resignation. Walker hereby voluntarily resigns as an officer, director and/or employee, as appropriate, of SSG and Emerson, effective September 8, 2003. Notwithstanding the foregoing, Walker shall be deemed to have resigned from employment with SSG as of September 15, 2003 ("Resignation Date").

 2. Settlement Amount. Although the Company is not obligated to do so, and as full consideration for Walker's commitments herein and the releases provided below, upon acceptance by him, commencing September 16, 2003, SSG shall pay to Walker 52 weeks ("Settlement Period") of pay in the amount of $6,346.15 per week which is equal to his Marshall Career Serviceweekly salary in effect prior to his resignation ("Settlement Amount"). All of the above payments shall be paid to Walker semi-monthly, in accordance with SSG's present payroll policy for salaried employees, in an amount equal to his weekly salary in effect on the Resignation Date. In the event that SSG's present payroll policy is changed, the semi-monthly payments shall be changed to conform to such payroll policy until the end of the Settlement Period. SSG shall deduct and withhold from Walker's semi-monthly amounts applicable taxes, FICA and other amounts required to be withheld.

 Walker understands and agrees that, in the event he obtains employment or a consulting position with total compensation, as defined below, of at least 90% of his base salary with SSG as of the Resignation Date during the period he is receiving any Settlement Amount hereunder, he shall immediately notify the Company in writing of such employment or consulting position and, as of Walker's effective date of new employment or consulting position, the
 Company will no longer have any obligation to remit any such Settlement Amount or provide any miscellaneous benefits to him and any Settlement Amount received by Walker prior to such time shall be in full and final satisfaction of all Settlement Amounts and miscellaneous benefits to be provided to him pursuant to Sections 2 and 3 herein. Total compensation shall include any and all base salary, commissions, deferred compensation arrangements, stock grants, options or stock appreciation rights and bonuses earned but not paid during the Settlement Period.

 3.   Miscellaneous Benefits.

 3.1. To the extent permitted by SSG's insurance carriers and applicable law, and provided Walker elects to continue such group health care coverage, which includes dental coverage, and continues to make any required contribution, the Company agrees to make the Company premium payments for group health care coverage through the end of Walker's Settlement Period. Because Walker is no longer an active employee, he is not eligible to continue contributing to the Employee Savings Plan or to have life insurance, long-term disability coverage, country club memberships or benefit tax gross ups after the Effective Date, and is not accruing vacation or sick leave through the end of his Settlement Period.

 Following the expiration of the Settlement Period, Walker will receive information on continuing his group health care under COBRA.

 3.2. To the extent permitted by Park Place Motorcars, SSG's car leasing company, with regard to the Mercedes Benz previously utilized by Walker, 2002 Mercedes Benz, Make: MBCA, Model No. E55, VIN No. xxxxxxxxxxxxxxxxx ("car"), SSG shall assign such leasing agreement ("car lease") to Walker as soon as practicable after the Effective Date, after which time Walker shall be solely responsible for any and all obligations under the leasing agreement, including but not limited to insurance, wear and tear, maintenance, excess mileage and residual value, and SSG shall have no further obligation therefore. Walker agrees to complete, execute and deliver to SSG and Park Place Motorcars all assignment documents and applications necessary to effectuate such assignment no later than 5 days after the Effective Date. In the event that Walker fails to do so, SSG shall be entitled to cancel said leasing agreement pursuant to its terms, and Walker shall be obligated to return said Mercedes Benz, shall be responsible for any fees and/or penalties associated with same, and hereby authorizes SSG to deduct said fees and/or penalties from the semi-monthly payments made under Section 2 herein.

 To the extent that the assignment of the car lease does not completely relieve SSG of any liability for such car or car lease, Walker agrees that he shall defend, indemnify and hold harmless SSG, its affiliates and subsidiaries and their respective employees, officers, directors, stockholders, agents, licensees, representatives, successors and assigns from and against any and all claims, demands, judgments, liabilities, damages, losses, costs and expenses of any nature (including attorneys' fees and expenses), including without limitation, death, personal injury, bodily injury, sickness, disease, property damage, loss of use of property or product liability arising from his leasing and use of the car or the assignment to, or assumption by him, of the car lease.

 4. Cooperation. In further consideration of the Settlement Amount, Walker also agrees to cooperate with the Company in the handling or defense of any legal claims or disputes related to his past association with the Company. Walker will make himself reasonably available to Company in connection with any pending or threatened claims or charges against Company, will provide information requested by Company in a truthful and complete manner without the need for subpoena, and will, upon reasonable notice, attend any legal proceeding at which his presence is needed by Company without the need for subpoena; provided, however, that both parties will cooperate in an effort to avoid schedule conflicts. The Company agrees to reimburse Walker for any reasonable costs for travel, previously approved by the Company in writing, which are incurred by Walker in fulfilling his obligation of cooperation set forth in this Section 4.

 5. Covenants and Agreements of Walker. Walker acknowledges and agrees that the benefits set forth in Sections 2 and 3 hereof and the other consideration he has accepted and received pursuant to this Agreement are not otherwise due to him. In consideration for the payments and other consideration reflected in Sections 2 and 3 of this Agreement, the receipt and sufficiency of which are hereby acknowledged, Walker voluntarily and knowingly:

 5.1. Nondisparagement of Company. Agrees that after the date hereof, he will not say, publish or take any action that casts the Company or any of its Affiliates (as defined in Section 21 of this Agreement), any of its products or the industry or management of the Company or any of its Affiliates in an unfavorable light, or disparage or injure the Company's or any of its Affiliate's goodwill, business reputation or relationship with existing or potential suppliers, vendors, customers, employees, contractors, investors, lenders or the financial community in general, or the goodwill or business reputation of the Company's or any of its Affiliate's employees, officers, directors, consultants or contractors. Notwithstanding the foregoing, nothing herein shall prohibit or hinder Walker from truthfully testifying in a hearing, deposition or other legal proceeding in which Walker could be criminally or civilly sanctioned for the failure to respond truthfully.

 5.2. Release. a.) Walker hereby fully and finally releases the Company (including all parents, subsidiaries, and Affiliates), its shareholders, directors, officers, principals, vice-principals, partners, agents, legal counsel and other legal representatives of every kind (collectively the "Released Parties") from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with, facts or events related to his employment or his resignation from such employment and/or his position as, or resignation with regard to the positions of, officer or director of any of the Released Parties, as appropriate, occurring on or before the Effective Date of this Agreement. Walker agrees that this Agreement specifically includes, without limitation, a release and waiver of any personal injury claims, negligence claims, contractual claims (express or implied), wrongful discharge claims, and claims of discrimination, retaliation and harassment of every possible kind, including but not limited to, claims on the basis of race, color, sex, national origin, religion, disability, age (under the Age Discrimination in Employment Act ("ADEA") or any other statute), and any related attorney's fees and costs claims, if any, that he may have against the Released Parties. Walker agrees not to pursue future employment with Company or its Affiliates. Walker waives and releases the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the Agreement not binding. Walker is not relying upon any representations by the Released Parties' legal counsel in deciding to enter into this Agreement. Walker understands and agrees that by signing this Agreement he is giving up the right to pursue any legal claims that he may have against the Released Parties.

 Notwithstanding the foregoing, Walker does not release the Company from any claim for indemnification that may be available to him, as a result of his former position as an officer or director of the Company, as appropriate, as available to Company officers and directors pursuant to any applicable provision of the Company's certificate of incorporation or bylaw in effect as of the Effective Date.

      b.) In consideration of the provisions of this Agreement and for other good and sufficient consideration, receipt of which is hereby acknowledged, and on condition that Walker fulfills all the obligations of this Agreement, the Company hereby fully and forever releases and discharges Walker from all actions, causes of actions, suits, covenants, contracts, controversies, agreements, promises, claims, and demands in law or equity (regardless of whether or not known at present) which the Company ever had or now has arising from Walker's exercise of his corporate fiduciary duties pertaining to his employment by, or positions with, the Company, as appropriate. Also, notwithstanding the foregoing, the Company does not release any claims against Walker for breach of his obligations under this Agreement.

 5.3 IMPORTANT NOTICE. With respect to this waiver of claims under the ADEA as set forth above, Walker understands and agrees that a) this Agreement is worded in an understandable way; (b) he is not waiving claims under the ADEA that may arise after the date of this Agreement; (c) the rights and claims waived in this Agreement are in exchange for additional consideration over and above any consideration to which Walker was already undisputedly entitled; (d) Walker has been advised to consult with an attorney prior to executing this Agreement and has had sufficient time and opportunity to do so; (e) Walker has been given at least twenty-one (21) days to consider this Agreement, although he may choose to execute the Agreement in less than twenty-one (21) days; (f) changes to the Agreement, whether material or immaterial, will not restart the running of the twenty-one (21) days; and
 (g) Walker may revoke his waiver and release of any ADEA claims covered by this Agreement within seven (7) days from the date he executes this Agreement. Notice of revocation must be in writing to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, TX 75234, Attention: General Counsel, with a copy to Emerson Radio Corp., 9 Entin Road, Parsippany, New Jersey 07054, Attention: General Counsel, and must be received by SSG and Emerson within seven (7) days after Walker signs this Agreement.

 Walker will retain the right to file a charge or challenge the validity of this waiver as to ADEA claims covered by the Older Workers Benefit Protection Act ("OWBPA"); however, such a challenge will not affect the validity of the release of any other claims covered by this Agreement.

 The release of ADEA claims covered by the OWBPA is an important part of this Agreement; accordingly, the Company may, at its option, declare the entire Agreement void and elect not to go forward with any of the remaining terms of this Agreement if Walker exercises his right to revoke the release of ADEA claims within the seven (7) day revocation period provided for above, or it may elect to keep the remainder of the Agreement in place in which case the parties will continue to be bound to performance of all remaining terms.

 By execution hereof, Walker represents, covenants, and warrants that no claims released or waived herein have been previously conveyed, assigned, or transferred in any manner, whether in whole or in part, to any persons, entity, or other third party. Walker expressly represents that he is competent and authorized to release and/or waive any claim he may have against the Company on any basis whatsoever.

 5.4  Return of Property.  Walker further agrees to return to SSG (Attention:
 Manager of Human Resources), simultaneously with the execution of this Agreement, all computers, computer disks or other magnetic storage data, facsimile machines, telephones, credit cards, calling cards, keys, security codes, security badges, and other property of the Company in Walker's possession or control and all documents, records, notebooks, mailing lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or its business, whether copies or originals (including but not limited to all correspondence, client and/or customer lists, vendor agreements, minutes or agenda(s) for any meeting, hand-written notes, journals, computer printouts or programs or electronically stored data, office memoranda, other tangible items or materials). SSG acknowledges that Walker has made representation that he has already returned to SSG all property referred to above. Notwithstanding the foregoing, the Company agrees that, as of the Effective Date, Walker shall assume ownership of the following in their present condition, for which he shall be solely responsible and for which the Company shall have no further responsibility: a.) Dell Latitude Laptop w/o carrying case, Serial No. xxxxxxx; b.) HP Photosmart copier/printer, Serial No. xxxxxxxxxxx c.) PC Desktop, Serial No. xxxxxxxxxxxxx; d.) Symantec back up hard drive; and e.) Docking Station for Laptop.

 5.5. Transfer and Release of Proprietary Information and Goodwill. Walker agrees that all ownership rights regarding the Trade Secrets and Confidential Information (as these terms are defined below) that Walker received, handled or developed while associated with Company in the past are transferred to Company and are now the sole property of Company, and Walker waives any claim to the contrary.

 5.6. Acknowledgment. Walker acknowledges that as of Resignation Date: (i) Walker's employment by, or positions with, the Company, as appropriate, is lawfully and voluntarily terminated by virtue of Walker's resignation; (ii) Walker has received all due and owing pay for all labor and services performed by him for the Company; (iii) Walker has received or been compensated for all salary, vacation time, sick leave, compensatory time, reimbursable expenses, car allowance, personal injuries, bonuses, profit-sharing, retirement, health, welfare, pension, all rights under all employee benefits to which he may have been entitled as of the Effective Date; (iv) Walker will promptly reimburse the Company for all personal expenses incurred by Walker, including, without limitation, travel advances
 (including but not limited to those incurred through use of Walker's American Airlines Airpass Account as set forth above) and agrees that if he has not reimbursed the Company for same by the Effective Date of this Agreement, the Company may withhold from the first semi-monthly payment and, to the extent the first semi-monthly payment is insufficient to cover the entire amount owed, any subsequent payments under Section 2 above, an amount equal to the expenses owed by Walker; and (v) except as set forth in Section
 5.7 of this Agreement, there are no other agreements, whether written or oral, between Walker and the Company. SSG acknowledges that Walker has submitted his final expense report, dated September 18, 2003, for expenses Walker advises he incurred during his employment with the Company for which he has not previously submitted expense reports and agrees to remit payment for any such expenses, which are approved in accordance with SSG's corporate policy, less any withholdings for charges for which Walker owes payment to the Company.

 5.7 Termination of Agreements. Walker acknowledges and agrees that, in consideration of the payments and other consideration reflected in Sections 2 and 3 of this Agreement, the following agreements by and between Walker and SSG are hereby terminated and of no further force or effect and that the Company shall have no liability or obligation under any such agreements:

      * That certain Employment Agreement dated as of January 23, 1997 to be effective as of December 11, 1996;
      * That certain Non-Qualified Stock Option Agreement dated January 23,
        1997;
      * That certain Employment Agreement dated as of January 14, 1998, as amended by Amendment No. 1 To Employment Agreement dated to be effective as of February 25, 2000;
      * That certain Severance Agreement dated as of January 14, 1998;
      * That certain Non-Qualified Stock Option Agreement dated January 29, 1999; and
      * That certain Severance Agreement dated as of March 12,1999.

      Notwithstanding the foregoing, the following agreements between Walker and SSG shall remain in full force and effect:

      * Indemnification Agreement dated as of December 11, 1996;
      * Restricted Stock Award Agreement dated as of January 14, 1998.

 Walker also acknowledges and agrees that, in consideration of the payments and other consideration reflected in Sections 2 and 3 of this Agreement, any other agreements presently or previously in effect by and between Walker and the Company are hereby terminated and of no further force or effect and that the Company shall have no liability or obligation under any such agreements. Notwithstanding the foregoing, any of the remaining, outstanding options granted to Walker by Emerson on July 7, 1994, shall remain in full force and effect in accordance with the provisions of the Emerson Radio Corp. Stock Compensation Program.

 5.8  Nondisclosure; Confidentiality.

      a. Definitions. As used herein, "Trade Secrets" are information of special value, not generally known to the public or competitors, that the Company has taken steps to maintain as secret from persons other than those selected by the Company. "Confidential Information" is information acquired by Walker in the course and scope of his activities for Company that is designated by Company or by regulatory agencies as "confidential" or that Company indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside Company except through controlled means. The controlled disclosure of Confidential Information to customers or vendors for legitimate business purposes and the availability of the Confidential Information to others outside Company through independent investigation and effort will not remove it from protected status as Confidential Information under this Agreement if Walker was first entrusted with the Confidential Information while employed with Company. Without limitation, some examples of protected Confidential Information and Trade Secrets under this Agreement are the Company's customer lists, customer contact information, strategic and marketing plans, names, addresses and contact information relating to Company's vendors and suppliers, financial results, profit margins, rates charged to customers, any information designated by a customer as "confidential" or treated as confidential, and Company's future business plans and strategies. A protected item may be both a Trade Secret and Confidential Information, but need not be both to be protected hereunder. Trade Secret and Confidential Information that are intentionally made available to the general public by the Company or with the Company's express authorization will not be considered a Trade Secret or Confidential Information.

      b. Handling of Covered Items. All Confidential Information, Trade Secrets, and other proprietary materials shall remain the exclusive property of Company at all times; such materials shall, together with all copies thereof, be returned and delivered to Company by Walker upon execution and delivery of this Agreement.

      c. Restriction on Disclosure of Information. Walker agrees that he will not use or disclose any Trade Secrets or Confidential Information following his resignation from employment for the benefit of any person or entity other than the Company unless expressly authorized to do so by the Company in writing or compelled to do so by law through court order, legally binding subpoena, or comparable requirement. In the event disclosure is compelled by law, Walker will give Company written notice as soon as possible under the circumstances and will take all steps reasonably available to him to protect against unnecessary disclosure. Unless otherwise prohibited by applicable law, the restrictions on use and disclosure of Trade Secrets and Confidential Information provided for herein will continue in effect for as long as the Company maintains the information as confidential, which will be presumed to be a period of at least three years unless Walker can show otherwise.

      5.9 Protective Covenants. Walker agrees that the following covenants are reasonable and necessary agreements for the protection of the Company's business interests. Walker agrees that during the period of time that Company is paying Walker pursuant to the terms of Sections 2 and 3 hereof, Walker will not directly or indirectly compete with Company in the United States. For the purposes of this Section, the following terms shall have the meanings indicated below:

      a. The term "compete" shall mean, with respect to the business of Company, engaging in or attempting to engage in, either alone or with any individual, partnership, corporation, entity or association, directly or indirectly, through one or more intermediaries or otherwise: i.) the direct marketing, sourcing, sales and distribution of sports related or physical education equipment to institutional customers, retailers or individual customers, ii.) any sourcing, marketing, sales or distribution of consumer electronics products, iii.) any involvement with any transaction with regard to a tender or exchange offer, sale of assets or securities, dissolution, liquidation, recapitalization or similar transactions of or involving Emerson or any of its subsidiaries or affiliates (including, without limitation, SSG) about which Emerson or any of its subsidiaries or affiliates (including, without limitation, SSG) entertained discussions on or before the Resignation Date; (iv) otherwise acting, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or policies of Emerson or any of its subsidiaries or affiliates (including, without limitation, SSG); (v) any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing.

      b.   The words "direct " as it modifies the word  "compete" shall mean:
      (i) acting as an agent, representative, consultant, officer, director, or employee of any entity or enterprise that is competing (as defined in this Section) with the business of Company; (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor, or stockholder (except as a stockholder holding less than a five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); (iii) communicating to any such competing entity or enterprise any competitive non-public information concerning any past, present, or identified prospective client or customer of, or supplier to, Company;
      (iv) soliciting the customers, distributors, dealers, independent contractors or independent sales persons of Company or its Affiliates (as defined below) as of the Effective Date; or (v) recruiting, hiring, or assisting others in recruiting or hiring (collectively referred to as "Recruiting Activity") any person who is, or within the 12-month period immediately preceding the date of any such Recruiting Activity was, an employee of Company or its Affiliates (or encouraging any such person to terminate their relationship with Company).

      c. Walker understands and agrees that the scope of this covenant contained in this Section is reasonable as to time, area, and persons and is necessary to protect the proprietary and legitimate business interest of the Company, and but for such covenant by Walker the
      Company would not have agreed to enter into the transactions contemplated by this Agreement. Walker agrees that this covenant is reasonable in light of the compensation Company has agreed to provide Walker pursuant to this Agreement. It is further agreed that such covenant will be regarded as divisible and will be operative as to time, area, and persons to the extent that it may be so operative.

 6. Conditions. It is expressly understood that the obligations and agreements of the Company pursuant to this Agreement are expressly subject to the continuing performance by Walker of the obligations, covenants and agreements assumed by him pursuant hereto. In this regard and not by way of limitation, the obligations, covenants and agreements of the Company pursuant to Sections 2 and 3 are expressly conditioned on Walker continuing performance of the obligations and agreements described in this Agreement. In the event the Company's Board of Directors in good faith determines that Walker has engaged in any activity that is materially inimical, contrary, detrimental or harmful to the Company's interests or otherwise breached any representation, agreement, covenant or obligation contained herein, the agreements, covenants and obligations of the Company pursuant hereto shall terminate and be of no further force or effect, without prejudice to any other right the Company may have hereunder to performance of the agreements and obligations assumed by Walker hereunder.

 7. Revocation of this Agreement. Walker further acknowledges and agrees that he has the right to discuss all aspects of this Agreement with a private attorney, and that he has done so to the extent he desires. Walker acknowledges and understands that he has twenty-one (21) days to sign this Agreement after receipt of it in order to fully consider all of its terms but that he may waive same if he so chooses. Walker further acknowledges and understands that this Agreement may be revoked by him in writing within seven (7) days from the date he signs it, and that this Agreement shall not become effective or enforceable until eight (8) days after Walker has signed this Agreement.

 8. Full and Final Settlement. This Agreement is contractual, not a mere recital, and is a full and final settlement of any and all claims each party hereto may have against the other and its Affiliates on any basis whatsoever, and shall be binding on each party hereto and their heirs, personal representative(s), estate, successors and assigns.

 9. Entire Agreement. This Agreement constitutes the entire understanding Walker has with the Company and supersedes any previous agreement, whether oral or written, between the Company and Walker. No other promises or agreements regarding the matters addressed herein shall be binding unless they are in writing and signed by Walker and the Chief Executive Officer and/or President of the Company.

 10. No Continuing Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Any waiver must be in writing and signed by the party entitled to performance.

 11. Attorneys' Fees. If any civil action, whether at law or in equity, is necessary to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, court costs and other reasonable expenses of litigation, in addition to any other relief to which such party may be entitled.

 12. Confidentiality. Walker further agrees to keep the terms of this Agreement wholly and completely confidential. Further, Walker agrees not to disclose the amount, terms, substance, or contents of this Agreement to any person or persons, excluding only his spouse, his attorneys, his tax advisors and any government agency to which he is required by law to reveal the terms of this Agreement. In addition, Walker agrees not to use or disclose any Confidential Information. Walker further represents and warrants that none of the Company's Confidential Information is in his possession or control, including without limitation, on the computer or diskettes in his possession or control.

 13. Injunctive Relief. Each party acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each party will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

 14.  No Admission  of Liability.   This  Agreement  does not  constitute  an
 admission of liability of any kind by the Company or Walker.

 15. Governing Law. This Agreement shall be interpreted by, governed by, and enforced under the substantive laws (and not the choice of law provisions) of the State of Texas, except where preempted by federal law.

 16. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, properly addressed, certified mail, return receipt requested, postage prepaid, as follows:

      If to the Company:

           Sport Supply Group, Inc.
           1901 Diplomat Drive
           Farmers Branch, Texas 75234
           Attention:  General Counsel

           with a copy to:

           Emerson Radio Corp.
           9 Entin Road
           Parsippany, New Jersey 07054
           Attention:  General Counsel

      If to Walker:

           John Walker
           [home address deleted for Confidentiality]


 17.  Counterparts.   This Agreement  may be  executed in  multiple  original
 counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same agreement.

 18. Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts of the State of Texas and agree and consent that service of process may be made upon each party in any proceeding arising out of this Agreement by service of process as provided by Texas law. All parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the District Court of Dallas
 County, State of Texas, or in the United States District Court for the Northern District of Texas, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto further agree to designate an agent for service of process in the City of Dallas in connection with any such suit, action or proceeding if requested by the other party in contemplation of such a suit, action or proceeding and deliver to the other party evidence thereof. The parties hereto hereby irrevocably agree that any proceeding against any party arising out of or in connection with this Agreement shall be brought in the District Courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas.

 19. Severability. The parties hereto expressly agree that it is not the intention of any of them to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any public policy, statutory or common law rules, regulations or decisions of any governmental or regulatory body, such sections, sentences, words, clauses or combinations thereof shall be modified to the extent necessary to make it enforceable and this Agreement shall remain binding upon the parties hereto.

 20.  Descriptive Headings.   The subject headings  of the  sections of  this
 Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

 21. Affiliate. When used in this Agreement, the term "Affiliate" shall mean (1) any corporation or organization of which such person is an officer, director or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or financial interest therein; or
 (2) any persons that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. Any person who is an Affiliate of any party hereto on the date hereof shall be deemed to be the Affiliate of such party for purposes of this Agreement, regardless of whether such person ceases to be an Affiliate of such party after the date hereof. Any person who at any time after the date hereof becomes an Affiliate of any party hereto shall be deemed to be the Affiliate of such party for purposes of this Agreement, regardless of whether such person was an Affiliate on the date hereof.

 22. Nondisparagement of Walker; Letter of Recommendation. The Company agrees that after the date hereof, it will not say, publish or take any action that casts Walker in an unfavorable light, or disparage or injure the Walker's or Walker's business reputation. Notwithstanding the foregoing, nothing herein shall prohibit or hinder the Company from truthfully stating Walker's performance as an officer, director or employee, as appropriate, of the Company. The Company also agrees, upon written request by Walker, to provide Walker with a letter of recommendation signed by the Chairman of Emerson and/or SSG.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of September 26, 2003.


 SPORT SUPPLY GROUP, INC.


 By:    /s/ Terrence M. Babilla
 Name:  Terrence M. Babilla
 Title: Chief Operating Officer

 EMERSON RADIO CORP.

 By:    /s/ Elizabeth J. Calianese, SVP
 Name:  Elizabeth J. Calianese
 Title: SVP-HR


 John P. Walker

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